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                      August 11, 2022

       Nangeng Zhang
       Chairman and Chief Executive Officer
       Canaan Inc.
       1-2/F, QianFang Science Building C
       Building No. 27, Zhongguancun Software Park (Phase I)
       No. 8 Dongbeiwang West Road
       Haidian District, Beijing, 100193
       People   s Republic of China

                                                        Re: Canaan Inc.
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2020
                                                            Filed April 21,
2021
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2021
                                                            Filed April 29,
2022
                                                            File No. 001-39127

       Dear Mr. Zhang:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Manufacturing